Exhibit 99.2

ZYNGA ANNOUNCES FOURTH QUARTER AND FULL YEAR 2019 FINANCIAL RESULTS

Reports Highest Quarterly and Annual Revenue and Bookings in Zynga History

Best Annual Operating Cash Flow since 2011 of $263 Million, up 56% year-over-year

Strong Execution in 2019 Provides Momentum for Continued Growth in 2020

SAN FRANCISCO – February 5, 2020 – Zynga Inc. (Nasdaq: ZNGA) today released financial results for its fourth quarter and full year ended December 31, 2019 by posting management’s Q4 2019 Quarterly Earnings Letter to its Investor Relations website. Please see the attached Quarterly Earnings Letter or visit http://investor.zynga.com/financial-information/quarterly-results to access the letter.

“Our strong Q4 performance capped off an outstanding year for Zynga. Live services are the foundation of our multi-year growth strategy and were the primary driver of our highest-ever annual revenue and bookings,” said Frank Gibeau, Chief Executive Officer of Zynga. “Our momentum in 2019 has positioned us for continued growth in 2020. We expect to increase our live services portfolio from five to six forever franchises and have the potential to launch new titles in the second half of this year. To further accelerate growth, we see more opportunities to acquire talented teams and franchises around the globe.”

Zynga management will also host a conference call at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) today to discuss the company’s results. Questions may be asked on the call and Zynga will respond to as many questions as possible.

The conference call can be accessed at http://investor.zynga.com – a replay of which will be available through the website after the call – or via the below conference dial-in number:

•	Toll-Free Dial-In Number: (800) 537-0745
•	International Dial-In Number: (253) 237-1142
•	Conference ID: 7576703

About Zynga Inc.

Zynga is a global leader in interactive entertainment with a mission to connect the world through games. To date, more than one billion people have played Zynga’s franchises including CSR Racing™, Empires & Puzzles™, Merge Dragons!™, Words With Friends™ and Zynga Poker™. Zynga’s games are available in more than 150 countries and are playable across social platforms and mobile devices worldwide. Founded in 2007, the company is headquartered in San Francisco with locations in the U.S., Canada, U.K., Ireland, India, Turkey and Finland. For more information, visit www.zynga.com or follow Zynga on Twitter, Instagram, Facebook or the Zynga blog.

Forward Looking Statements

This press release contains forward-looking statements, relating to, among other things, company growth and the launch of new titles. Forward-looking statements often include words such as “outlook,” “projected,” “planned,” “intends,” “will,” “anticipate,” “believe,” “target,” “expect,” and statements in the future tense are generally forward-looking. The achievement or success of the matters covered by such forward-looking statements involves significant risks, uncertainties, and assumptions. Undue reliance should not be placed on such forward-looking statements, which are based on information available to us on the date hereof. We assume no obligation to update such statements. More information about these risks, uncertainties, and assumptions are or will be described in greater detail in our public filings with the Securities and Exchange Commission (the “SEC”), copies of which may be obtained by visiting our Investor Relations website at http://investor.zynga.com or the SEC’s web site at www.sec.gov.

Contacts

Investor Relations:

Rebecca Lau

Investors@zynga.com

Press:

Sarah Ross

Sarah@zynga.com

Editor’s Note

To download Zynga’s B-roll footage and key art for its games, please visit: http://bit.ly/ZyngaQ42019